                                                                    Exhibit 10.5

                                [TERREMARK LOGO]


Job No: 432                                        6358 Manor Lane
Cost Code: 15-500                               Miami, Florida 33143
                                       Tel (305) 662-1973-- Fax (305)662-1973


THIS AGREEMENT, made and entered into this 28th day of December, 2000 by and between TERREMARK TECHNOLOGY CONTRACTORS INC., a Florida Corporation, (hereinafter called TERREMARK) and:

                              Kinetic Systems, Inc.
                              Santa Clara Division
                              33225 Western Avenue
                              Union City, CA 94587
                               Tel: (650)675-6000
                               Fax: (650)675-6180
                                   Craig Kirk

Witnesseth, that the subcontractor and TERREMARK agree as follows:



ARTICLE I DESCRIPTION OF WORK

         1.1 The Subcontractor shall and will provide and install (as applicable) all design services labor materials, tools, supplies, equipment, service, supervision, administration and all things necessary, with workmanship to be of the highest and best quality for the job known as NAP of the Americas Inc. located at the 2nd floor of that certain building known as "Technology Center of the America" at 50 NE 9th Street (see legal description attached) in strict accordance with all codes and regulations of all governmental agencies having jurisdiction and attached exhibits.

         1.2 Plans are furnished by Peter Notari, MA as listed in exhibit "I".

         1.3 The Work is defined as the complete installation and design of see subcontractor's proposal and letter of intent attached (Exhibit "A")



ARTICLE II TIME OF COMPLETION

         2.1 The Subcontractor shall complete the several portions and the whole of the Work included in this Contract at or before the times or times hereinafter stated: June 15, 2001

    PURSUANT TO TERREMARK'S SCHEDULE, A COPY WHICH IS ATTACHED AS EXHIBIT "K"

         2.2 Should the subcontractor in any way cause delay to the progress of the Work so as to cause any damage to Terremark or any damages for which Terremark shall become liable, the Subcontractor shall compensate Terremark therefore. Notwithstanding the foregoing, Subcontractor shall not be liable for loss of use of services or existing property, loss of profits, loss of product or business interruption any special, indirect, incidental. consequential damages arising from, or relating to, Subcontractor's breach therefore.

         2.3 The Subcontractor and Terremark shall mutually agree on a progress schedule that will enable Terremark to complete the project within the number of days specified in the Owner/Contractor agreement. Should the Subcontractor delay the progress of the job, he shall be responsible for liquidated damages (as set forth on the Owner/Contractor agreement). Subcontractor shall be liable for liquidated damages only if actual liquidated damages are assessed (see attached Exhibit "H").

         2.4 Updated schedules may be provided from time to time to the subcontractor. It is the Subcontractor's responsibility to secure an updated schedule and abide by it. Subcontractor will not be required to accelerate progress from his original work schedule, unless subcontractor so agrees to the acceleration.

         2.5 The following conditions will constitute a delay to the progress:

                  1. If Subcontractor fails to begin and continue the Work on the specific day that the current progress schedule dictates, or

                  2. If Subcontractor, in Terremark's opinion, falls behind in the schedule due to, lack of competent personnel, lack of materials, lack of, subcontractor cooperation, etc.

         2.6 Terremark may immediately assess liquidated damages and withhold same from subcontractor monthly draw. If liquidated damages are assessed by Owner against Terremark due to a delay caused by subcontractor, Terremark shall have the right to assess subcontractor for the liquidated damages assessed against it by Owner. If no liquidated damages are assessed, all monies withheld will be immediately' refunded to the subcontractor, less any additional general condition costs and/or direct costs of other trades incurred by Terremark due delay.

         2.7 Terremark if it deems necessary, may direct the Subcontractor to work overtime. If so instructed by Terremark, Subcontractor will work said overtime, and provided that the Subcontractor is not in default in any of the provision herein, Terremark will pay the Subcontractor for the actual premium on wages paid, at rates which have been approved by Terremark, plus taxes imposed by law on such wage premiums when required to be paid by the Subcontractor.

         2.8 If however, the Subcontractor delays the progress of the Work, the Subcontractor shall at its own cost and expense, work such overtime as may be necessary to avoid delay in the completion of the building.

ARTICLE III CONTRACT CONSIDERATION

         3.1 The sum to be paid by Terremark to the Subcontractor for the Work included in this Contract shall be: ( S 4,237,000.00 ) in current funds, subject to additions and deductions as herein provided, which sums shall include all permits, fees, inspection costs and/or taxes required by any division of Federal, State or local government.

See EXHIBIT "B" ("schedule of values") attached hereto and made a part hereof by this reference.

         3.2 The Contract Consideration stated herein to be paid to the Subcontractor by Terremark includes all Municipal, State, County and Federal taxes imposed by law and based upon labor performed, materials furnished or services rendered, including, but not limited to, payroll taxes, sales taxes, use taxes levied or assessed against the Owner, or the Contractor, or the Subcontractor arising out of either the acquisition by the Subcontractor or by any of its subcontractors of materials, equipment, or any other kind of personal property, or the furnishing of labor and/or services in connection with the Work. Where the law requires any such tax to be stated and charged separately, the total of all items included within the Work and the added tax shall not exceed the Contract Consideration state herein.

         3.3 The parties hereto specifically agree that a condition precedent to all payments to be made by Terremark to Subcontractor, including the final payment, is the payment of corresponding sums to Terremark by the Owner of the job for which Terremark is General Contractor.

         3.4 On or before the 20"' day of each month the Subcontractor shall submit to Terremark, in the form required by Terremark, a written requisition for payment (Exhibits A & B) showing the proportionate value of the Work installed to that date, from which shall be deducted a reserve often percent (10%) of the total value of the work completed and stored to date; and all other charges for material or service furnished by Terremark to the Subcontractor. The balance of the amount of said requisition, as approved by Terremark and the Architect, shall be due the Subcontractor on or about the 30th day of the succeeding month (Payment is predicated upon receipt of payment from Owner).

         The Contractor shall keep full and detailed accounts and exercise such controls as may be necessary for proper financial management under this Contract, and the accounting and control systems shall be satisfactory to the Owner. The Owner and the Owners' accountants shall be afforded access to, and shall be permitted to audit and copy, the Contractor's records, books, correspondence, instructions, drawings, receipts, subcontracts, purchase orders, vouchers, memoranda and other data relating to this Contract, and the Contractor shall preserve these for a period of one (1) year after final payment, or for such lancer period as may be required by law.

         With each Application for Payment, the contractor shall submit payrolls, petty cash accounts, receipted invoices or invoices with check vouchers attached, and any other evidence required by the owner or Architect to demonstrate that cash disbursements already made by the contractor on account of the cost of the Work equal or exceed (1) progress payments already received b the Contractor less that portion of those payments attributable to the Contractor's fee.

         Each Application for Payment shall be based on the most recent schedule of values submitted by the Contractor in accordance with the Contract Documents. The schedule of values shall allocate the entire Guaranteed Maximum Price among the various portions of the Work, except that the Con tractor's Fee shall be shown as a single separate item. The schedule of values shall be prepared in such form and supported by such data to substantiate its accuracy as the Owner may require. This schedule, unless objected to by the Owner, shall be used as a basis for reviewing the Contractor's Applications for Payment.

         Applications for Payment shall show the percentage of completion of each portion of the Work as of the end of the period covered by the Application for Payment. The percentage of completion shall be the lesser off!) the percentage of that portion of the Work which has actually been completed, or (2) the percentage obtained by dividing (a) the expense that has actually been incurred by the Contractor on account of that portion of the Work for which the Contractor has made or intends to make actual payment prior to the next Application for Payment by (b) the share of the Guaranteed Maximum Price allocated to that portion of the Work in the schedule of Values.

         3.5 No payment will be processed until all required submittals have been made by subcontractor and accepted by owner or architect.

         3.6 Terremark reserves the right to advance the dates of any payment (including the final payment) under this Contract if, in its sole judgment, it becomes desirable to do so.

         3.7 Subcontractor shall furnish, along with last progress draw request, all necessary warranties, product data, manuals, as-built drawings, and other closeout documents as required in the specifications.

         3.8 The final payment shall be made after the completion of the Work covered by this Contract and acceptance thereof by Terremark and the Architect, provided all Plans and Specifications have been returned to Terremark by the Subcontractor and also provided the Subcontractor has given to Terremark satisfactory evidence that the premises are free from all liens or other claims chargeable to the premises or the said Subcontractor.

         3.9 Prior to final payment, the Subcontractor shall execute and deliver to Terremark, a Conditional Waiver of Liens in a form satisfactory to Terremark, which provides for a General Release upon full payment Subcontractor shall furnish Terremark with all equipment and material warranties.

         3.10 If at any time there shall be evidence of any lien or claim for which, if established, Terremark or Owner of said premises might become liable, and which is chargeable to the Subcontractor and/or when damage shall be caused by this Subcontractor to other work, Terremark shall have the right to retain out of any payment then due, or thereafter to become due, an amount sufficient to completely indemnify itself and the Owner for any loss or damage, including legal fees and disbursements, which either may sustain in discharging such lien or claim.

         3.11 Should there prove to be any such claim after all payments are made, the Subcontractor shall refund to Terremark all monies that Terremark or the Owner shall pay in discharging such lien on or claim against such premises and al expenses incurred in connection therewith.

         3.12 No payment made under this contract shall be conclusive evidence of the performance of this Contract, either wholly or in part, and no payment including final payment shall be construed as acceptance of defective work or improper materials, nor shall entrance and use by the Owner constitute acceptance of the Work hereunder of any part thereof.


ARTICLE IV EXTENSION OF TIME

         4.1 Should the Subcontractor be delayed in the prosecution or completion of the Work by the act, neglect or default of Terremark or of any person employed by Terremark upon the Project, or by any damage caused by a force majeure event or by an event not within Subcontractor's reasonable control, fire or other casualty or by combined action of the workmen, in no way caused by or resulting from default or collusion on the part of the Subcontractor, or any extraordinary conditions arising out of war government regulations, then the time herein fixed for the completion of the Work shall be extended for a period of time equivalent to the time lost by reason of any or all causes aforesaid, which extended period shall be determined and fixed by Architect, but no such allowance shall be made unless a claim therefore is presented in writing to Terremark within forty-eight hours of commencement of such delay. Such extensions of time shall release and discharge Terremark of and from any claims which the Subcontractor may have on account of any of the aforesaid causes of delay. Further, in the event of a delay caused by any act or omission of Terremark or the Owner. Subcontractor shall be entitled to an adjustment of its contract price to cover the additional cost incurred or labor material and reasonable overhead and profit.


ARTICLE V FREIGHT CHARGES & SHIPMENTS

         5.1 The Subcontractor in making or ordering shipments shall not consign nor have consigned materials in the name of Terremark. Terremark shall not make payments for charges on shipments made by or to Subcontractor except at its option, in which case the Subcontractor shall reimburse Terremark for such expense, plus a service charge of twenty-five percent (25%) of the amount so paid.

         5.2 Terremark shall have the right to designate the carrier or railroad over which all materials required for the Work shall be shipped provided that the Subcontractor's cost is not increased thereby.


ARTICLE VI SPECS & GENERAL CONDITIONS

         6.1 The Subcontractor assumes for the portion of the Work covered by this Contract, all obligations placed upon Terremark in the General Contract, the Plans, Specifications and General Conditions mentioned in Article I which Contract, Plans, Specifications and General Conditions are hereby made a part hereof. These documents are available at all reasonable times at the offices of Terremark for examination by the Subcontractor.

         6.2 The dimensions given on the Plans and in the Specifications are approximate only and the Subcontractor shall take such measurements as will insure the proper matching and fitting of the Work covered by this Contract with contiguous work.

         6.3 The Subcontractor shall prepare and submit to Terremark such shop drawings as may be required for the complete detailing of the Work. Approval by Terremark and or the Architect will not relieve the Subcontractor of its obligation to perform the Work in strict accordance with the Plans and or Specifications or the proper matching and fitting of the Work with contiguous work.

         6.4 Should the proper and accurate performance of the Work included in this Contract depend upon the proper and accurate performance of other work not included in this Contract, the Subcontractor shall use all necessary means to discover any defects in such other work and shall report the said defects in writing to Terremark before proceeding with the Work, and shall allow Terremark a reasonable time to remedy such defects.


ARTICLE VII INTERPRETATION OF PLANS & SPECS

         7.1 The Work included in this Contract is to be done under the direction and to the satisfaction of both the Design Build Engineer and Terremark, and the decision of the said Architect as to the true construction and meaning of the Plans and Specifications shall be final. Subcontractor will obtain from Terremark such additional information and Plans as may be prepared by the Architect to further describe the Work to be performed by the Subcontractor and the Subcontractor shall conform to and abide by same insofar as they are consistent with the purpose and intent of the Plans and Specification referred to in Article I. Terremark shall reserve the right, from time to time, whether the Work or any part thereof shall or shall not have been completed to make changes, additions and/or omissions in the Work as it may deem necessary, upon written order to the Subcontractor. No such changes, however, shall be made in the Work, except upon written order of Terremark.


ARTICLE VIII CHANGE ORDERS, ADDITIONS & DEDUCTIONS

         8.1 No alterations except as provided in Articles VI and VII hereof shall be made in the Work covered by this Contract except upon written order of Terremark, and when so made the value of the Work to be added or omitted shall be stated in said order, and the amount added to or deducted from the Contract price. Should the parties hereto be unable to agree as to the value of such work to be added or omitted, the Subcontractor shall proceed under the written order of Terremark, from which order the stated value of the work shall be omitted, and the determination of the value of the Work shall be referred to the Architect whose decision shall be binding upon both parties hereto. Change orders must be submitted and approved by Terremark prior to requesting payment for same. Subcontractor agrees to cooperate to its fullest in pricing any and all change orders which are requested by the general contractor. It is hereby understood that change orders are normal part of most projects and it is crucial to process change orders in a timely fashion. Additionally, the costs of change orders should be in line with the pricing of the original project. Should the subcontractor not respond in accordance with the above mentioned requisites, the contractor, at his discretion may proceed and prepare the change order using his data base for pricing purposes and charge the subcontractor for his time spent in preparing the change order.

Additionally, the subcontractor will be expected to implement the change order for the amount that the general contractor has established.

Payment for said change order would be in accordance with all payments as outlined in this agreement.



ARTICLE IX INSPECTIONS/DEFECTIVE WORK

         9.1 The Subcontractor shall provide sufficient, safe, and proper facilities at all times, for the inspection of the Work by Terremark, the Architect or their authorized representatives in the field, at shops, or at any other place where materials required thereunder are in the course of preparation, manufacture, treatment, or storage. The Subcontractor shall, within twenty-four hours after receiving written notice from Terremark to that effect, proceed to take down all portions of the Work, and remove from the premises all material, whether worked or unworked, which the Architect or Terremark shall condemn as unsound or improper, or as in any way failing to conform to the Plans and Specifications and the Subcontractor at is own cost and expense shall make good all work damaged or destroyed thereby and replace all materials removed with proper materials.



ARTICLE X FAILURE TO PROSECUTE

         10.1 Should the Subcontractor at any time refuse or neglect to supply a sufficiency of skilled workmen or materials of the proper quality and quantity, or fail in any respect to prosecute the Work with promptness and diligence, or cause by any action or omission the stoppage or delay of or interference with the Work of Terremark or of any other subcontractors on the building, or fail in performance of any of the agreements on its part contained herein, or become bankrupt or insolvent or go into liquidation either voluntarily or under an order of a court of competent jurisdiction or make a general assignment for the benefit of creditors or otherwise acknowledge insolvency, Terremark shall be at liberty, after 72 hours written notice to the Subcontractor, mailed or delivered to the last known address of the later, to provide through itself or through others, any such labor or materials, and to deduct the cost thereof from any money due to, and thereafter to become due to, the Subcontractor for said Work and to enter on the premises and take possession, for the purpose of completing the Work included in this Contract, of all materials, tools, equipment and appliances thereon, and to employ any other person or persons to finish the Work, and to provide materials, tools, equipment and appliances thereon, and to employ any other person or persons to finish the Work, and to provide materials therefore, the Subcontractor hereby assigns, transfers and sets over unto Terremark all said materials, tools, equipment and appliances. In case of such termination of the employment of the Subcontractor, the said Subcontractor shall not be entitled to receive any further payment under this Contract until said Work shall be wholly finished, at which time, if the unpaid balance of the amount to be paid by Terremark to the Subcontractor exceeds the expense incurred by Terremark in finishing the Work, such excess shall be paid by Terremark to the Subcontractor. The expense incurred by Terremark shall include the cost of furnishing all materials and labor utilized in of finishing the Work, and any damages incurred through the default of the Subcontractor.

         10.2 In connection with any litigation or arbitration arising out of this Agreement, the prevailing party shall be entitled to recover from the other party said prevailing party's reasonable attorney's fees and costs, including attorney's fees and costs for any appellate proceedings.



ARTICLE XI LOSS OR DAMAGE TO WORK

         11.1 Terremark shall not be responsible for loss or damage to the Work included in this Contract, until after final acceptance of the Work by the Architect and itself nor shall it be responsible for loss or damage to materials, tools, or appliances of the Subcontractor used or to be used in its construction however caused.

         11.2 The total value of the property described above as the insurable hereunder and as shown on the approved monthly requisition provided for in
Article III, plus the total value of similar property delivered during the month but not included in the aforesaid requisition, as reported by the Subcontractor to Terremark for insurance purposes only, shall determine the total value of the Subcontractor's work, materials and equipment to be insured.

         11.3 The maximum liability to the Subcontractor under this insurance shall be for not more than that proportion of any loss which the last reported value of the insured property bore to the actual value of said property at the time of such last report, and in no event for more than the actual loss.

         11.4 In the event of a loss insured hereunder, the Subcontractor shall be bound by any adjustment which shall be made between Terremark and/or the Owner and the insurance company or companies. Loss, if any, shall be made payable to Terremark and/or the Owner, as their interest may appear, for the account of whom it may concern.



ARTICLE XII CLEANING

         12.1 The Subcontractor shall clean and remove from contiguous work any dirt which was caused by the execution of the Work included in this Contract and the Subcontractor shall clean up and remove from the premises all debris caused by the execution of the Work included in this Contract daily. Should the Subcontractor fail to remove its debris daily, Terremark will remove it and charge the cost to the Subcontractor.



ARTICLE XIII LAWS & PERMITS

         13.1 The Subcontractor shall obtain and pay for all necessary permits and licenses pertaining to the Work and shall comply with all Federal, State and Municipal Laws, ordinances, rules and regulations and with the requirements of the Board of Fire Underwriters, whether provided for by the said Plans, Specifications and General Conditions, or not so provided for, without additional charge or expenses to Terremark, and shall be responsible for any and all corrections of any violations thereof in the Work included in this Contract. The Subcontractor shall indemnify and save harmless Terremark from any and all loss, expense, damage or injury caused or occasioned directly or indirectly by its failure to comply with the provisions of the said laws, ordinances, rules regulations and requirements, and shall at any time upon final demand, furnish to Terremark an affidavit showing such compliance on its part. Subcontractor shall have all construction documents related to the work signed and sealed by a Licensed Florida Registered Engineer.



ARTICLE XIV LABOR TO BE EMPLOYED

         14.1 The Subcontractor shall not employ men or means which may cause strikes, work stoppage or any disturbances by workmen employed by the Subcontractor, Terremark or other contractors or subcontractors in any Work which is the subject of this Contract or related to or in connection with the location hereinbefore mentioned.

The Subcontractor agrees that all disputes as to jurisdiction of trades arising on the job shall be adjusted in accordance with any plan for the settlement of jurisdictional disputes which may be in effect either nationally or in the locality in which the Work is being done, provided that this Agreement shall not be in violation or conflict with any provisions. In the event of Subcontractor's breach of the foregoing, Terremark shall be at liberty, after three days written notice mailed or delivered to the last known address of the Subcontractor, to terminate this Contract or any part thereof or the employment of the Subcontractor for the said Work and Terremark may, for the purpose of completing the Work, enter upon the premises and take possession, in the same manner and upon the same conditions as are described in Article X.



ARTICLE XV GOVERNMENT TAXES

         15.1 The Subcontractor, for the Contract Price herein provided, hereby accepts and assumes exclusive liability for, and shall hold Terremark harmless against the payment of:

                  1. All contributions, taxes or premiums which may be payable under the Unemployment Insurance Law of any State or under the Federal Social Security Act, measured upon the payroll of employees, by whomsoever employed, engaged in the performance of the Work included in this Contract.

                  2. All sales, use or other taxes levied or assessed against the Owner, Terremark or the Subcontractor arising out of the Work, including but not limited to taxes on any kind of building materials, supplies or equipment.



ARTICLE XVI PATENTS

         16.1 The Subcontractor hereby agrees to indemnify, protect and hold harmless Terremark and/or the Owner form loss or damage and to reimburse Terremark and/or the Owner for any expense, including legal fees and disbursements, to which Terremark and/or the Owner may be put because of litigation on account of infringement or alleged infringement of any letters patent or patent rights by reason of the Work or materials used by the Subcontractor. However, this provision shall not apply to items specifically required by this Agreement, the Contract Documents, the Owner or Terremark.



ARTICLE XVII ASSIGNMENT OR TRANSFER

         17.1 Neither this Contract nor the monies to become due hereunder shall be assignable without the consent of Terremark and any assignment without such consent in writing shall vest no right of action in the assignee against Terremark. Subcontract shall not sublet the whole or any part of this Subcontract without prior written Consent from Terremark.



ARTICLE XVIII TERMINATION OF CONTRACT

         18.1 Terremark shall have the right at any time to cancel this Contract and require the Subcontractor to cease work thereon, in which case Terremark shall indemnify the Subcontractor against any damages directly resulting from such cancellation, except that the Subcontractor shall not entitled to prospective profits on work unperformed and/or material unfurnished.



ARTICLE XIX GUARANTEE

         19.1 Unless a longer period is provided in the Specifications, or General Conditions, the Subcontractor shall repair at its own expense and at the convenience of the Owner immediately, any defect in workmanship or materials discovered within one year from the date of the acceptance of the Work included in this Contract.

         19.2 The Subcontractor hereby guarantees the Work to the full extent of the provisions of the Plans, Specifications and General Conditions.

         19.3 In any event the Subcontractor shall pay for all damage to the building resulting from defects in the Work and all expenses necessary to remove, replace and/or repair the Work and any other work which may be damaged in removing or repairing the Work.

         19.4 Notwithstanding anything in this Agreement to the contrary, the warranties set forth herein are exclusive, and Subcontractor expressly disclaims all other warranties, whether written or implied or statutory. including but not limited to, any warranties of merchantability and fitness for a particular purpose, with respect to the equipment and materials provided hereunder. Subcontractor shall not be liable for any special, indirect, incidental or consequential damages arising from, or relating to this limited warranty or its breach.

ARTICLE XX ACCIDENT PREVENTION

         20.1 The Subcontractor agrees that the prevention of accidents to workmen engaged in the Work under this Agreement is the responsibility of the Subcontractor. The Subcontractor agrees to comply with all laws, regulations and codes concerning safety standards established during the progress of the Work which Terremark deems unsafe until corrective measures, satisfactory to Terremark, have been taken, and further agrees to make no claim for damages growing out of such stoppages. Should the Subcontractor neglect to adopt such corrective measures, Terremark may perform them and deduct the cost from payments due or to become due the Subcontractor. Failure on the part of Terremark to stop unsafe practices shall in no way, relieve the Subcontractor of its responsibility.

         20.2 Subcontractor will take all measures necessary to protect all of their work and/or that work either stored or installed by another trade whether adjacent or not to subcontractor's work, from any damages which may occur, whether incidental or not. Should subcontractor damage or cause damage to any such work, it shall be held responsible under this agreement.



ARTICLE XXI LIABILITY FOR DAMAGE & PERSONAL INJURY

         21.1 Subcontractor agrees to indemnity and hold harmless Terremark and its agents against claims, damages, bodily injury, or property damage arising out of the Subcontractor's work and to the extent caused by any negligent act or omission of the Subcontractor, its a cents. and its employees. Notwithstanding the foregoing, Subcontractor shall not be liable for loss of use of services, or existing property, loss of profits, loss of product or business interruption any special, indirect, incidental, liquidated or consequential damages arising from, or relating to Subcontractor's breach thereof.



ARTICLE XXII BOND

         22.1 If required the Subcontractor shall furnish Terremark a payment and performance bond in the amount of $ N/A guaranteeing the faithful performance of the provisions of this Contract, the form and contents of such bond and surety therein satisfactory to Terremark. The said parties for themselves, their heirs, executors, administrators, successors and assigns, do hereby agree to the full performance of the covenants herein contained.



ARTICLE XXIII INSURANCE

         23.1 Before commencing the work, the Subcontractor shall procure and maintain, at is own expense, until completion and final acceptance of the work, at least the following insurance:

LIABILITY INSURANCE

                  1. Worker's Compensation and Employer's Liability Insurance in accordance with the laws of the State in which the work is situated and including coverage for Federal Acts where applicable. We request

                           $1,000,000.00 or higher coverage on any hazardous operations (such as cranes etc.)

                  2. Contractor's Public Liability Insurance (including Contractors' Protective Liability Insurance if the Subcontractor sublets to another any portion of the work under this Contract) and automobile Liability with the following minimum coverage (indicated by the X on the appropriate line) and limits schedule herein:

---------------------------------------------- -----------------------------------------------------------------------
TYPE OF INSURANCE                              LIMITS OF LIABILITY IN THOUSANDS
---------------------------------------------- -----------------------------------------------------------------------

           GENERAL LIABILITY                   EACH OCCURRENCE                                            AGGREGATE
           -----------------                   ---------------                                            ---------
o        Comprehensive Form                    Bodily Injury                     $500,000.00             $500,000.00
o        Premises--Operations
o        Explosion & Collapse Hazard           Property Damage                   $500,000.00             $500,000.00
o        Underground Hazard

o        Products/Completed Operation          Bodily Injury &                   $500,000.00             $500,000.00
         Hazard                                Property Damage
o        Contractual Insurance                 Combined
o        Broad Form Property Damage
o        Independent Contractors

o        Personal Injury                       PERSONAL INJURY
                                               Bodily Injury
                                               (each person)                     $500,000.00             $500,000.00
AUTOMOBILE LIABILITY
o        Comprehensive Form
o        Owned                                 Bodily Injury(each
                                               occurrence)                       $500,000.00             $500,000.00
o        Hired
o        Non-Owned                             Property Damage                   $500,000.00
                                               Bodily Injury &
                                               Property
ERROR & OMISSIONS                              $5,000,000.00

Before commencing the work, the Subcontractor shall furnish a certificate from all insurance carriers showing the above insurance is in force, stating policy numbers, dates of expiration, and limits of liability thereunder, and further providing that the insurance will not be cancelled or changed prior to at least
(30) days after written notice of such cancellation or change has been mailed to Terremark.

         If the Subcontractor fails to procure and maintain such Insurance Terremark shall have the right to procure and maintain the said insurance for and in the name of the Subcontractor and the Subcontractor shall pay the cost thereof and shall furnish all necessary information to make effective and maintain such insurance.



ARTICLE XXIV          LITIGATION & ATTORNEY'S FEES

         Unless otherwise specified in this contract, any disputes arising out of or as a result of this contract will be governed by the laws of the State of Florida. The prevailing party in any litigation arising out of or as a result of this contract is entitled to be paid for all reasonable attorney's fees and court costs by the losing party.

IN WITNESS WHEREOF the parties of these presents have hereto set their hand and seals, as of the day and year first above written. You will please return a fully executed copy of this Contract for our records.

Signed in the presence of:             TERREMARK TECHNOLOGY CONTRACTORS INC.


[ILLEGIBLE]                            By:  [ILLEGIBLE]
--------------------------------           ------------------------------------
                                       Title:  Senior Vice President
                                       Date: 2-22-2001


                                  SUBCONTRACTOR
                                  KINETIC SYSTEMS, INC.

Signed in the presence of:             PRINT: Michael R. Cables
                                              ---------------------------------
                                       BY:       /s/ Michael R. Cables
                                                 ------------------------------
[ILLEGIBLE]                            TITLE: Senior Vice President
--------------------------------              ---------------------------------
                                       DATE:     2-19-2001
                                            -----------------------------------

                                   EXHIBIT "C"
                AFFIDAVIT OF SUBCONTRACTOR, VENDORS AND SUPPLIERS

I (Name, Title And Company Name)______________________________________________
Located at ( Address)__________________________________________________________
hereby certify that, under and by virtue of the Contractor/Subcontractor agreement dated the _______day of____, 2001, between (Company) Kinetic Systems, Inc. and TERREMARK TECHNOLOGY CONTRACTORS INC. on the building project known as:

(Project Name) NAP OF THE AMERICAS, INC. the following list of subcontractors, material men, vendors and suppliers is the complete and accurate list of those entities or individuals that will be providing goodies or services by or through my company, for the aforementioned project.

Respectfully submitted this ______ day of _________,200__.

By: ____________________________
         Name and Title

Sworn to and subscribed before me at __________________________________________
Florida, County of ______________ this __________day of _________, 200 ________

My Commission Expires:

                                                 ------------------------------
                                                 Notary Public
                                                 State of Florida at Large

------------------------- ---------------------- ----------------------- ---------------------- ----------------------
          NAME                   ADDRESS                 PHONE             TYPE OF MATERIAL            AMOUNT
------------------------- ---------------------- ----------------------- ---------------------- ----------------------
------------------------- ---------------------- ----------------------- ---------------------- ----------------------

------------------------- ---------------------- ----------------------- ---------------------- ----------------------
------------------------- ---------------------- ----------------------- ---------------------- ----------------------

------------------------- ---------------------- ----------------------- ---------------------- ----------------------
------------------------- ---------------------- ----------------------- ---------------------- ----------------------

------------------------- ---------------------- ----------------------- ---------------------- ----------------------
------------------------- ---------------------- ----------------------- ---------------------- ----------------------

------------------------- ---------------------- ----------------------- ---------------------- ----------------------
------------------------- ---------------------- ----------------------- ---------------------- ----------------------

------------------------- ---------------------- ----------------------- ---------------------- ----------------------
------------------------- ---------------------- ----------------------- ---------------------- ----------------------

------------------------- ---------------------- ----------------------- ---------------------- ----------------------
------------------------- ---------------------- ----------------------- ---------------------- ----------------------

------------------------- ---------------------- ----------------------- ---------------------- ----------------------
------------------------- ---------------------- ----------------------- ---------------------- ----------------------

------------------------- ---------------------- ----------------------- ---------------------- ----------------------
------------------------- ---------------------- ----------------------- ---------------------- ----------------------

------------------------- ---------------------- ----------------------- ---------------------- ----------------------
------------------------- ---------------------- ----------------------- ---------------------- ----------------------

------------------------- ---------------------- ----------------------- ---------------------- ----------------------
------------------------- ---------------------- ----------------------- ---------------------- ----------------------

------------------------- ---------------------- ----------------------- ---------------------- ----------------------
------------------------- ---------------------- ----------------------- ---------------------- ----------------------

------------------------- ---------------------- ----------------------- ---------------------- ----------------------


                                   EXHIBIT "D"
                        SUBCONTRACTOR'S PAYMENT AFFIDAVIT

STATE OF FLORIDA
                                    SS:
COUNTY OF

Before me, (Name and Title),
____________________________________________________, the undersigned authority, personally appeared, who after being duly sworn, deposes and says:

He/She is the (Job Title) _____________________ of (Company) __________________
hereinafter call " Subcontractor"

As much, he is familiar with the transactions and occurrences between him and his suppliers for materials, labor and services provided for construction at (Project)

This affidavit is given to induce payment from the Contractor to the Subcontractor.

LIENOR has paid all laborers, materialmen, subcontractors, suppliers, vendors and all other potential lienors of any kind in full for labor, services and materials furnished and performed at the request of LIENOR for the above mentioned construction except the following:

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


Dated this ______day of ____________,200__

By: ___________________________________
          Name and Job Title.

Sworn to and subscribed before me at ______________________________ Florida, County of ___________________________________ this ______________day of
____________, 200__

My Commission Expires:
                                                    ---------------------------
                                                    Notary Public
                                                    State of Florida at Large

                                   EXHIBIT "E"
                                START WORK ORDER

         This Start Work Order when properly executed constitutes an integral part of this Contract and authorizes work to begin on the building listed below. The total contract and addenda's are in force on the individual building/project shown below:

You are hereby authorized to commence work, under the Contractor/Subcontractor agreement dated the ______day of -between (Company Name) KINETIC SYSTEMS, INC.___ and TERREMARK TECHNOLOGY CONTRACTORS INC. on the following building project.

NAP Of the Americas, Inc.                Amount: $ 4,237,000.00
-----------------------------------
Project Name
                                         TERREMARK TECHNOLOGY CONTRACTORS INC.

                                         BY:
                                            ----------------------------------


                                         -------------------------------------
                                         (Company Name)


                                         BY:
                                            ----------------------------------
                                                   (Name and Title)

                                   EXHIBIT "F"
                                SUBSTRATE LETTER

DATE:

TO:      KINETIC SYSTEMS, INC.
         ---------------------
         (Company Name)

REF.:    NAP of the Americas. Inc.
         (Project Name)

Gentlemen:

         In order to eliminate the possibility of substandard work by you, we are advising you to examine all substrate conditions prior to the starting and continuing of your work. Particular attention should be paid to the plumb and level of surfaces the accuracy of openings, and proper surface finishes.

         If you start and continue your work, we will consider this as your acceptance of substrate conditions, and will expect your work to be done in a proper and workmanlike manner.

TERREMARK TECHNOLOGY CONTRACTORS INC.

                                   EXHIBIT "G"
                      TO CONTRACTOR/SUBCONTRACTOR AGREEMENT

SUBCONTRACTOR SHALL SUBMIT THE FOLLOWING:

1.       CERTIFICATE OF INSURANCE

         Subcontractor's Certificate of Insurance showing proper coverage (liability and workmen's compensation) showing TERREMARK TECHNOLOGY CONTRACTORS INC. as ADDITIONAL INSURED FOR LIABILITY on said project, and our project name must be furnished in the name of TERREMARK TECHNOLOGY CONTRACTORS INC., at the time of signing contract with Terremark.

2.       SCHEDULE OF VALUES

         Subcontractor must furnish with the execution of contract with Terremark, a schedule of values, (Exhibit "B") acceptable to Terremark, showing a complete breakdown of all aspects of the scope of work covered under your contract with Terremark with dollar amounts.

3.       AFFIDAVIT

         Subcontractor must submit Affidavit of Subcontractors vendors and/or Suppliers (Exhibit "C"). This affidavit must be completed, notarized and returned to Terremark's office before first requisition or billing.

4.       BUILDER'S RISK INSURANCE

         The Owner will provide the required Builder's Risk Coverage and Subcontractor is responsible for any and all deductibles for this coverage on a per occurrence basis.

5.       SUBCONTRACTOR INVOICING

         All draw requisitions are to be submitted by the 25"' day of each month and delivered to the Contractor's main office. Any draw requisitions received after the 10"' day of the month will not be processed for that months draw.

         Prior to the Subcontractor making out the draw request, the Subcontractor is required to discuss with the Contractor's Project Manager percentage of completion and projected percentage of completion.

         All draw requisitions must be filled out and signed on Contractor's draw request form (Exhibit "A") Prior to any payments, subcontractor shall submit:

         1. A fully executed release of lien, current through last day of requested payment period.

         2. ALL releases of lien for "outside" materials, and labor, fully executed and current through last day of requested payment period.

         3.       Fully executed affidavit (Exhibit "D")

         4.       Updated schedule of values (Exhibit "B")

6.       SPECIAL REQUIREMENTS

         Subcontractor will not allow himself or anyone of his employees to bring on the job site any form of drugs or alcohol or come on to the site under the influence of drugs or alcohol. If a Subcontractor or anyone of its employees violates this clause a $ 500.00 fine will be imposed per incident and deducted from the Contract amount. And/or at the Contractor or Contractor's representatives option, the person or persons violating this clause will be ejected from the job site.

7.       JOB MEETINGS

         Subcontractor shall make himself or his on-site Project Superintendent readily available Monday-Friday, 7:00 am -- 3:30 pm excluding all holidays, for the purpose of:

         a. Periodic project meetings. NOTE: At this times, there may be multi-trade inspection/meetings.

         b.       Inspecting Subcontractors scope of work.

         c.       Coordinating the Work with the work of all other trades.

         If the Subcontractor violates this clause, a $ 200.00 fine will be imposed per incident and deducted from the Contract amount.

         Work is to be done in accordance with SFBC, OSHA, Safety and Health Standards (2207-1985), and all latest revisions and addenda's by OSHA, also any or all governing authorities / regulations. Any cost to do so to be paid by Subcontractor.

8.       ONSITE MOBILIZATION

         Site construction or storage trailer to be approved by Terremark.

9.       NOTICE TO OWNER

         Any notice to Owner received shall be handled in one of the following manners:

         a. A joint check shall be issued to Subcontractor and noticing material or labor supplier

         b. At time of issuance of check, noticer must supply release of lien.

10.      PAYMENT SCHEDULE

         Payment shall be made as detailed on the contract Documents. The schedule is for informational purposes only and "Start Work Order" issued, SEE EXHIBIT "E", is the ultimate controlling instrument to complete the Contract Documents.

11.      ADDITIONAL WORK BY SUBCONTRACTOR

         a. Subcontractor shall supply at his own cost, if required, temporary power, lighting and water.

         b. Back fill of all disturbed earth by Subcontractor must be restored to original condition.

         c. All material and equipment supplied by Subcontractor must be previously approved by Contractor before usage.

         d. Materials and equipment shall be kept in a clean and orderly condition at all times while the job is in progress.

         e. Subcontractor shall supply and install all "backing" needed to perform his scope of work.

12.      ORAL MODIFICATION

         Of agreement of the Contract Documents shall no force or effect.

13.      INSPECTIONS

         It shall be the duty of the Subcontractor to arrange for any inspections necessary for the scope of work with the Local Building Department and to have an authorized representative of such Subcontractor at the jobsite at time set for such inspections, have the equipment required for the inspector to perform such inspections and to notify the General Contractor of the date and time of said inspections.

14.      LATE DELIVERY DAMAGES

         In the event Subcontractor does not deliver materials in a timely fashion pursuant to Terremark's schedule, subcontractor will be assessed liquidated damages for construction delays as a result of Subcontractor's failure to adhere to Terremark's schedule provided to Subcontractor.

15.      LISTS OF PLANS

         SEE EXHIBIT J

         I HEREBY CERTIFY that I have been furnished a copy of the whole plans and specifications in their entirety for my review.

         FURTHER, I HEREBY CERTIFY that I have read the said Specifications and/or Plans, understand them and will incorporate the requirements therein contained into the scope of work outlined in this contract.

         FURTHER, I HEREBY CERTIFY that I have visited the site at which the work will be performed and familiarized myself with all conditions that could in any way affect the performance of the work included in this contract.

         Addenda (if any) accepted by _______________ by:_____________________
                                       Company Name

                                   EXHIBIT "H"

THE CONTRACTOR MAY NOT ASSIGN ITS RIGHTS UNDER THIS CONTRACT

1.       CHANGE ORDERS.

         (a) No changes in the Work shall be made by the Contractor except pursuant to written change order. With each request for a change order, the Contractor will submit worksheets and detailed breakdowns showing the number of units and unit costs. Change orders will not result in additional time or an extension of time unless (i) the change order specifies the amount of the extension of time with detailed backup and (ii) the change order affects the construction schedule and: (iii) the Owner accepts the request for Change Order in writing.

         (b) Any claims for "extra work" performed by the Contractor must be evidenced by prior written approval from the Owner and the Architect. The Owner shall not be responsible for the payment of any "extra work" performed by the Contractor where said prior written approval has not been obtained or in the event said additional work is requested by the respective tenants of the site under construction. Any additional work to be performed at the request of the tenants will require the approval of the Owner and shall be treated either as a Change Order or, with the Owner's approval, by separate agreement with the tenant.

2. All testing services required by the Work or in the Bid Documents shall be by the Owner. Contractor shall be responsible for coordination, ordering, and timing of required testing services. Contractor shall be responsible for the cost of any additional tests or re-testing resulting from mistakes or deficiencies in the Contractor's Work.

3. OWNER'S REPRESENTATIVES. One or more representatives of the Owner shall be allowed but not required to be on the site at all times, although this shall not release the Contractor of any of its responsibilities.

4. OVERTIME WORK. If, in order to expedite completion on the Work, the Owner, for reasons other than default by the Contractor, requires the Contractor to work overtime, the Contractor agrees to work such overtime and the Owner shall pay the Contractor therefore only the Contractor's extra labor cost over the rate for regular time during the period of such overtime, including additional insurance and taxes incurred by the Contractor with respect thereto plus the Contractor's fee and lost efficiency costs if overtime becomes continual. Time slips covering such overtime must be submitted to the Owner for approval. However, if the Contractor has delayed the progress of the Work, as evidenced by a failure to comply with the critical path schedule agreed to by the parties, then the Contractor, if requested by the Owner or the Architect, shall employ such overtime labor as shall insure that the Work will be completed in accordance with Contract Article 3 and as may be necessary to keep abreast of the general progress of such other job site work, and in either such event the cost of such overtime shall be done entirely by the Contractor and there shall be no Contractor fee associated therewith.

5. WARRANTIES. All guarantees and warranties of material and workmanship in favor of the Contractor shall be assigned to the Owner on or before completion of the Work. The Work shall not be considered complete unless and until at Work requiring inspection by governmental authorities has been duly inspected and given final, unconditional approvals by such authorities and by the applicable board of fire underwriters. If the Certificate of Substantial Completion indicates that certain portions of the Work is substantially completed, there shall be retained from the final payment 100% of the estimate of the cost of the Work to be completed, as reasonably assessed by the Architect; such retainage shall be payable upon the Architect's certificate that all such uncompleted work has been completed. Contractor and its subcontractors must warranty all work for no less than one year from date of Substantial Completion. Warranties for all HVAC equipment must be for a period of no less than five (5) years on parts, five (5) years on labor or greater based on Manufacturers Warranty. Warranties for all roofing system and materials must cover a period of no less than ten (10) years. Should the Owner decide to sell the property all warranties must be transferable/assignable for the duration of the warranty period. Contractor shall provide two (2) copies of all warranties at the time of Substantial Completion.

6. NOTICES. For all purposes of the Contract, the addresses of the parties shall be as follows (until changed by written notice given in accordance herewith):

Contractor:                   Terremark Technology Contractors, Inc.
                              6348 Manor Lane
                              Miami, Florida 33143
                              Tel: (305)662-1973
                              Fax: (305)665-3018
                              Vinson P. Richter-- Senior Vice President

Owner:                        NAP of the Americas
                              2601 S. Bayshore Drive, 9th Floor
                              Coconut Grove, Florida 33133
                              Tel: (305)856-3200
                              Fax: (305)856-8190
                              Greg Lopez


Notices, consents, approvals and other communications shall be effective only if given by registered or certified mail, return receipt requested, overnight delivery, hand delivery or facsimile. All correspondence from the Contractor to the Architect, and from the Architect to the Contractor shall be simultaneously copied to the Owner.

7. LIQUIDATED DAMAGES. The Contractor acknowledges that (a) its agreement to commence and complete the Work in accordance with Article (2) of the Contract for Construction is a material inducement for the Owner to enter into Contract, and (b) if the Work is not completed in accordance with said Article, the Owner will thereby suffer substantial monetary loss. The Contractor will be allowed a ten (10) day grace period beyond the Contract Time prior to commencement of Liquidated Damages. The Contractor thus agrees that if Substantial Completion (as defined in Article 41 of this addendum) shall not be obtained within 180 days from the date of Commencement hereof; the Contractor shall daily pay to the Owner the sum of $1,000.00 for each full or partial day beyond the 180 days after the Date of Commencement (subject to delays for force majeure, or time extensions pursuant to the Contract Documents) in which Substantial Completion has not occurred. Any sums required to be paid to the Owner pursuant to this Article may, at the Owner's option, be deducted from any payment otherwise required to be made to the Contractor. It is specifically acknowledged and agreed that the provisions of this Article do not constitute a penalty but are, rather, intended to compensate the Owner for the monetary loss which it will suffer if the Work is not completed as and when required by Article 2 of the Contract for Construction (AlA A 107-1997 (Revised)).

8. JURISDICTION: VENUE: LAWS: The Contract shall be deemed to have been made in the State of Florida and shall be construed in accordance with the laws of the state. All actions or proceedings relating, directly or indirectly, to the Contract shall be instituted and conducted only in Dade County, Florida. The Contractor hereby submits to the jurisdiction of any state or federal court located within such county.

9. COMPLIANCE WITH LAWS. The Contractor agrees to perform the Work in accordance with all applicable governmental requirements.

10. CORRECTIVE WORK. Following substantial completion of the Work, any corrective Work done by or for the Contractor shall be performed at times other than the regular business hours of the Owner and the Owner's tenants unless agreed to by Owner or Owner's tenant.

11. SUBCONTRACTS: Contractor shall furnish to Owner a list of the substantial subcontractors and their qualifications, and Owner shall have a right of reasonable approval of such subcontractors. In the event Owner vetoes any subcontractor, if the replacement subcontractor's bid is higher, the difference will be added to the Contract Sum.

12. ATTORNEYS' FEES. In the event of any litigation or arbitration between the Owner and the Contractor concerning the enforcement of any of the terms or conditions of the Contract Documents, the prevailing party shall be entitled to recover from the other party all costs and reasonable attorneys' and legal assistants' fees incurred in regard thereto, through all (if any) appeals and in bankruptcy.

13.      CHANGE ORDERS.

         (a) CONTRACTOR'S FEE. For change orders resulting from scope changes directed and ordered by the Owner, the Contractor will be entitled to the following fee structure:

                        Work performed be Contractor 15%

         Work performed by subcontractors exclusive of mechanical work 5%

         Work performed by mechanical trades 5%

         (b) SUBCONTRACTOR MARKUP. The maximum subcontractor markup for change and profit, is as follows.

                  8% For their work

                  8% For any other work, materials and supplies

14. COMPLIANCE WITH PLANS. After final Drawings and Specifications are completed and building permits issued, the Contractor will build the Project in accordance with the Drawings and Specifications. Notwithstanding anything to the contrary in the Contract Documents, any gaps in the Drawings and Specifications or matters which were not shown on the Drawings and Specifications, which Contractor knew were necessary to complete the Project, shall not be the subject of a change order and shall not increase the Contract Sum unless same were the result of additions to the Drawings and Specifications require to obtain building permits or governmental approval of the Project.

15. TITLE TO EQUIPMENT MACHINERY. Title to all equipment and materials shall pass to Owner upon payment therefor, and Contractor shall prepare and execute all documents necessary to effect and perfect such transfer of title.

16. OWNER WITHHOLDING PAYMENTS. In addition to the Owner's right to withhold from payments as provided in the Contract Documents, Owner shall be entitled to withhold a reasonable amount from payments to protect its interests hereunder if any one or more of the following conditions exits.

         (a) Contractor is in default of any of its obligations hereunder or otherwise is in default under any of the Contract Document; or

         (b) Any part of such payment is attributable to Work which is defective or not performed in accordance with the Drawings and Specifications; provided, however, such payment shall be made as to the part thereof attribute to Work is performed in accordance with the Drawing and Specifications and is not defective.

                                    EXHIBIT A





January 4, 2001

Edward Jacobsen
Terremark
2601 S. Bayshore Drive, 9th Floor
Coconut Grove, Fl. 33133

Reference:                   Nap of the Americas-- Data Center Miami, Florida
                             HVAC, GMP#3
                             120,300 ft(2) 2nd Floor
                             Shell Plans dated 12i7/00 for permit
                             Design criteria 10/30/00
Dear Ed:

We are pleased to provide a Design/Build Proposal for the project referenced above. Our Proposal includes all labor, materials, equipment, supervision and permits associated with the HVAC Scope of Work for the tenant improvement work at the 2nd Floor. Based on 60-watts/sq. ft. Heat Load.

OUR PROPOSAL SPECIFICALLY INCLUDES:

1.       (45) 40 Ton computer room AHU units with seismic stands

2.       NEBB Certified Air Balance Air[Water far TI work by KMS

3.       Start-up, One Year Warranty, system commissioning by RMS

4.       Vibration Isolation-- 2"

5.       Insulation Pipe/Duct

6.       Ductwork per SMACNA standards for make up air

7.       Containment trays for units/pipe

8.       Dampers -- Fire/Smoke at Shafts -- No Wiring

9.       5 Year Warranty on Parts/Labor

10.      Rigging

11.      Generator Exhaust

12.      Engineering Drawings for HVAC/Plumbing

13.      (4) 400 Ton air cooled chillers at roof

                                    EXHIBIT A

14.      Chilled Water Piping Type L under 2' welded sch 10304 SS over 3"

15.      Ventilation as required by Title 24 for TI space

16.      Condensate Piping to receptors by shell contractor

17.      Smoke Detectors--AC UNITS and FD/SD ONLY, no wiring, no alarms, etc.

18.      Leak detection for HVAC

19.      Make up water for humidifiers

20.      (5) CHWP's at roof on skids

21.      10" Chilled Water Risers

22.      DUG Controls Andover or Robert Shaw or equal

23.      Rooftop cooling tar back up system 1,600 tons (see item `14)

24.      Field supervision project management

25.      Louvers for TI work

26.      Grills, diffusers, heat pumps for common 2nd Floor area.

EXCLUSIONS:

1.       Overtime

2. Electrical and Starters except when provided as a part of the packaged equipment

3.       Paint

4.       Lighting Controls

5.       Framing

6.       Temporary Services (power, water, lights, exhaust, heating, cooling)

7.       Roof Screens

8.       Structural Calculations or Work

9.       Liquidated Damages, Consequential damages

10.      Fire Alarm Wiring (Smoke Detectors for Remote FD/SD!AIl FD/SD Wiring)

11.      Roofing, Cut/Patch

                                    EXHIBIT A

12.      Sleepers

13.      Leveling of curbs, sheet rock lining at bottom of curb

14.      Concrete work

15.      Fire Sprinklers, all fire protection, pre action systems etc.

16.      Restroom Cores, plumbing, HVAC

17.      Use Fees

18.      Debris Boxes

19.      CO Detection System

20.      Parking Fees for Staff

21.      Storm Systems, Site Work

22.      Gas/Water Meters

23.      Freight Elevator! Use Fees

24.      Filter Changes

25.      Shell HVAC/Plumbing

26.      Diesel Fuel oil system

27.      Garage exhaust

28.      Perf. panels at raised floor

29.      30" Chilled water to building by FPL

30.      HX and piping by FPL

31.      Disposal or remediation of hazardous materials

Based on the aforementioned we offer the GMP Pricing

Al.HVAC FOR THE SUM OF (incl. 100K design fee) $4,324,000.00
A2.Add for Bond Fee                                                        .8%
Schedule: Design 11/1-12/1 for permits
Construction: Start 1/2/01-6/15/01
A3.Lease option for major mechanical equipment
(Alt Proposal) outside of KSI Contract
A4.Deduct for 12" carbon steel CHW mains                            ($87,000.00)

                                    EXHIBIT A


AS.Overtime allowance recommended at                            $100,000.00 and
Terms:   Net 30, 10% Retention.
         Quote Valid for 60 days.

ATTACHMENTS:

Fee Schedule

Please feel tree to give me a call should you have any questions, I can be reached at (650) 675-6182, Fax (650) 615-5186.

Sincerely,

Craig Kirk
VP Operations
Northern California
cc: Job file

                                    EXHIBIT A

                             [TERREMARK LETTERHEAD]

Saturday, November 15, 2000
Mr. Craig Kirk
Kinetics Mechanical Service
2805 Mission College
Santa Clara, CA 95054

         RE:      APPROVAL LETTER NO. AL-002 REV X 2
                  TerreNAP

Dear Mr. Kirk,

We are pleased to inform you that we intend on awarding a subcontract agreement to Kinetics for the HVAC Design/Build scope and the plumbing design only on the project. The value of this subcontract is:

- Design fee for the HVAC and plumbing of one hundred thousand dollars ($100,000.00). Signed and sealed permit plans to be provided in accordance with the attached schedule.

- "Not to exceed" GMP cost for the HVAC scope of the work is four million five hundred seventy-three thousand eight hundred thirty-eight dollars.

Attached please find the following exhibits:

- Proposal from Kinetics "Exhibit A" dated 10/30/00 with Revised GMP Cost Analysis dated 11-3-00

-        Scope of work "Exhibit B"

-        Project schedule labeled "Exhibit C

-        Sample union labor rates from Local 725 Miami "Exhibit D"

Additional Terms and Conditions:

- Kinetics to provide a detailed line item breakdown, with multiple bids from all sub-subcontractors and supply men for non self-performed work, of all costs associated with the project for the purpose of determining the GMP, on or before 21 days from issuance of ______________ plans

- Upon acceptance of the GMP by the owner, any savings will inure 75% to the owner and 25% to subcontractor

- All payments are to be net 45 days with no penalty or interest until the 60th day.

- Any and all overtime and premiums required to meet the project schedule is included.

- Permit plans are required by November 30, 2000.

- Project completion is to be achieved on or before June 30, 2000 with a penalty/incentive clause to be agreed upon within 21 days.

- No binding contract will exist or be inferred until a complete written agreement has been negotiated and executed (__________________________) except that we understand Kinetics will begin design work based upon this letter and we agree to pay for all such work as stated above.

                                    EXHIBIT A


October 30, 2000

Edward Jacobsen
Terremark
2601 S. Bayshore Drive, 9th Floor
Coconut Grove, FL 33133

         Re:      Nap of the Americas -- Data Center Miami, Florida
                  HVAC -- Budget 1
                  120,000 ft2 2nd Floor
                  Shell Plans dated 7/31/00 permit
                  Design criteria 10/30/00

Dear Ed:

We are pleased to provide a Design/Build Proposal for the project referenced above. Our Proposal includes all labor, materials, equipment, supervision and permits associated with the HVAC Scope of Work for the tenant improvements work at the 2nd Floor. Based on 60-watts/sq. ft. Heat Load.

OUR PROPOSAL SPECIFICALLY INCLUDES:

1.       (65) 26 Ton computer room units with seismic stands

2.       NEBB Certified Air Balance Air/Water for TI work

3.       Start-up, One Year Warranty, system commissioning

4.       Vibration Isolation

5.       Insulation Pipe/Duet

6.       Ductwork per SMACNA standards for make up air

7.       Containment trays for units/pipe

8.       Dampers -- Fire/Smoke at Shafts -- No Wiring

9.       1 Year Warranty on Parts/Labor

10.      Rigging

11.      Generator Exhaust

12.      Engineering Drawings for HVAC/Plumbing

13.      (4) 400 Ton air cooled chillers at roof

14.      Chilled Water Piping Type L under 2" welded sch 10304 SS over 3"

                                    EXHIBIT A

15.      ventilation as required by Title 24 for T space

16.      Condensate Piping to receptors by shell contractor

17.      Smoke Detectors-- AC UNITS and FD/SD ONLY, no wiring, no alarms, etc.

18.      Leak detection for HVAC.

                                    EXHIBIT A


                                  COST ANALYSIS
                                November 3, 2000

I.       MONTY'S--DATA (10-15 Sites)

         a.       Average Mechanical                   =    $73/sq.ft. (Tier 1)
                  Seattle, San Jose, Phoenix, Texas

         b.       Miami                                =    Tier 2 city
                  Approximately 10% less from Tier 1   =    .9 x $473/sq. ft.
                                                       =    $65-66/sq.ft

         c.       120,310 sq. ft. @ $65                =    $7.8 mil

II.      COMPARISON FROM THERMAL/GREG-- GROSS CHECK

         a.       4200/tons 1600 tons                  =    $6.7 mil
         b.       Add stainless steel pipe             =    250k
         c.       Engineering                          =    100k
         d.       CM of HVAC                           =    50k
         e.       KSI union vs. non-union              =    670k
         f.       KSI site staff/supervision           =    200k

-------------------------------------------------------------------------------

         Total                                         =    $7.9 mil

III.     KSI-PROPOSES

         a.       8 million GMP (based on fees and labor rates) 15%

         b.       all savings to Terremark Worldwide Inc.

         c.       Lease option (approximately 2.5 million)

                    SAFETY GUIDE FOR SUBCONTRACTORS EMPLOYEES

Terremark Technology Contractors, Inc.'s commitment to Safety is total. Management, Supervisors, and the individuals who comprise the work force of the organization have a primary responsibility to effectively build each Project in accordance with the Highest Safety and Health Standards.

It is the objective of Terremark Technology Contractors, Inc. to establish and maintain a Safe, Healthy, Drug Free, Working Environment for ALL EMPLOYEES.

Employees of Subcontractors, Suppliers, and other third parties, while on Company Property and in the performance of their work, shall comply with all Safety and Health Regulations established by Local, State and Federal Agencies and all Safety Rules and Policies established by Terremark Technology Contractors, Inc. Any such employee found in violation of Safety Rules or Policies will be removed from Company Property and barred from working on any Terremark Technology Contractors, Inc. Project.

A. EACH SUBCONTRACTOR, WHILE WORKING ON THIS PROJECT SHALL APPOINT A COMPETENT PERSON. 1926.32(f) Competent Person means one who is capable of identifying existing and predicable hazards in the surroundings or working conditions which are unsanitary, hazardous, or dangerous to employees, and who has authorization to take prompt corrective measures to eliminate them.) The Subcontractor will appoint a Safety Representative who can be a Superintendent or a Foreman whose safety responsibilities shall be as follows:

         1. Instruct workers under his supervision in Safe Work Practices and Work Methods at the time workers are given Work Assignments.

         2. Take immediate action to correct Unsafe Practices and/or Conditions when discovered.

         3. Supply and Enforce the use of Proper Personal Protective Equipment and Suitable Tools for his workers.

         4. Attend Supervisory Safety Meetings scheduled by Terremark Technology Contractors, Inc.

         5.       Conduct Weekly "Tool Box" Meetings with his workers to:

                  a. Discuss observed Unsafe Work Practices and conditions.

                  b. Review the accident experience of his crew and discuss correction of the accident causes.

         6. Post Terremark Technology Contractors, Inc. Work Rules on Project bulletin board.

         7. Immediately notify Terremark Technology Contractors, Inc. of any existing hazardous condition(s) that the workers under his supervision may be exposed to that the Subcontractor:



                                     1 of 10

                  a.       Did not create.

                  b. Does not have the responsibility or the authority to have the hazard corrected.

                  c. Does not have the ability to correct or remove the hazard.

         8. Complete Terremark Technology Contractor's, Inc. Multi-employer Work Site Notice of Hazardous Condition.

B.       FIRST AID AND MEDICAL TREATMENT.

         Subcontractor Shall:

         1. Designate an employee who has a valid certificate in first aid. training to render first aid at the Job Site.

         2. Provide a first aid kit to be maintained at each Job Site in a weatherproof container with individual sealed packages for each type of item. The contents of the First Aid Kit shall be checked at least weekly to ensure that the expended items are replaced.

         3. Provide a vehicle for prompt transportation of an injured employee to a physician or hospital.

         4.       In the event of an accident resulting in an injury:

                  a. See that prompt First Aid is administered to injured employee(s).

                  b. Make a complete investigation of the accident to determine the facts necessary to take corrective action to prevent a recurrence.

                  c. Forward a copy of the Accident Investigation Report to Terremark Technology Contractors, Inc.'s Project Manager which shall to include all State, Insurance and Medical Reports.

The Subcontractors' Safety Representative/Foreman shall review with their workers the Project "Safety Rules for Employees" prior to commencing Work on the Project and/or at the time of hire.


                           SAFETY RULES FOR EMPLOYEES

All Employees have a Safety Responsibility to themselves and to the fellow workers around them. These Safety Rules apply to all employees on all Jobs. Special additional Rules may be established by your Superintendent or Foreman.

         1. REPORT UNSAFE CONDITIONS OR UNSAFE ACTS to your Foreman for correction.

2.                REPORT ALL INJURIES REGARDLESS OF HOW SLIGHT TO YOUR FOREMAN.
                  The Superintendent must be notified before any employee sees a doctor concerning a Job related injury except in an extreme emergency.

         3.       HORSEPLAY on the Job is prohibited.



                                    2 of 10

         4. HARD HATS shall be worn by EVERYONE on the Job at All times except when otherwise instructed by the Superintendent.

         5. SAFETY SHOES are encouraged. Sturdy, Heavy-duty Work Shoes are required. Canvas and loafer type shoes are NOT to be worn.

         6. WORK GLOVES shall be worn when handling rough edge or abrasive material when the work subjects hands to lacerations, puncturing or burns. Other hand protection may be designated by the Job Superintendent or Foreman.

         7. SAFETY GOGGLES shall be worn when sledging, hammering and sawing on metal or concrete, chipping, welding, burning, cutting, minding, working in dusty places, handling of acids, peening, cleaning walls or other operations where eye injuries may result. (NEVER WATCH WELDING WITHOUT PROPER EYE PROTECTION.)

         8. Ear Protection in the form of ear muffs or approved ear plugs will be worn on all high-noise level jobs as directed. Cotton or waste will not be used as ear plugs.

         9. employees working around moving equipment are required to wear safe clothing. Employees are also cautioned about the danger of loose clothing, rings, bracelets and jewelry around moving equipment. SHIRTS ARE TO BE WORN BY ALL EMPLOYEES AT ALL TIMES. Shorts are prohibited.

         10. USE OF GASOLINE IS PROHIBITED FOR CLEANING equipment or tools or for starting fires. Small quantities of gasoline may be transported only in approved safety containers. Gasoline engines must be shut off when refueling.

         11. UNSAFE TOOLS, defective or frayed electrical cords and unguarded machinery should be reported to your foreman.

         12.      "NO SMOKING" rules MUST be observed in posted areas.

         13. TAMPERING with or unauthorized removal of FIRE EXTINGUISHERS from assigned locations is prohibited.

         14. RIDING OF ANY CONSTRUCTION EQUIPMENT EXCEPT BY OPERATOR or maintenance personnel is prohibited. This includes the material hoists.

         15. GETTING ON OR OFF A VEHICLE OR EQUIPMENT WHILE IN MOTION IS PROHIBITED.

         16. The OPERATION OF ANY COMPANY EQUIPMENT WITHOUT PROPER AUTHORIZATION IS PROHIBITED.

         17. SEAT BELTS shall be worn in all moving vehicles when so equipped.

         18. Cranes, Backhoes or other EQUIPMENT WITH BOOMS MUST BE OPERATED WITH CAUTION AROUND POWER LINES. Consult your foreman for safe operation procedures.


                                    3 of 10

         19. No employee shall operate any machinery, equipment or tool unless he has been properly instructed in its use and is thoroughly familiar with all details of its operation.

         20. No employee shall work under lifted loads. EQUIPMENT OPERATORS SHALL AVOID CARRYING LOADS OVER EMPLOYEES.

         21. Defective or unsecured ladders should be reported to your foreman.

         22. Do not go up or down a ladder without the free use of both hands. If material or tools have to be handled, use a rope to lift or lower them. Always face ladder at the landing. Never use a step ladder as a straight ladder. Never stand on the top step of a step ladder.

         23. ALL MACHINE GUARDS shall be kept in place while machinery is in operation. Tampering with Machine Guards is prohibited and any removal requires the. prior approval of a responsible supervisor. All Guards are to be promptly replaced after the repair work that necessitated the removal has been completed.

         24. HAND TOOLS SHALL NOT BE USED FOR ANY OTHER PURPOSE THAN THAT INTENDED. All damaged tools or worn parts should be reported to the Foreman for replacement or repair.

         25. TOOLS AND OTHER OBJECTS SHOULD NOT BE LEFT ON SCAFFOLDS, LADDERS OR OVERHEAD WORKING SURFACES.

         26. ELECTRIC POWER OPERATED TOOLS SHALL BE PROPERLY GROUNDED before being put into operation.

         27. KNOW THE CORRECT WAY TO LIFT HEAVY OBJECTS and get help if needed. (Secure footing, firm grip, back straight, lift with legs.)

         28. ACETYLENE, OXYGEN OR OTHER GAS CYLINDERS ARE TO BE STORED IN UPRIGHT POSITION, secured by tying or blocking into position.

         29. NO EMPLOYEE SHALL REMOVE A COVER OR ALTER A TEMPORARY GUARDRAIL, HANDRAIL OR FLOOR OPENING COVER without specific authority.

         30. EMPLOYEES are not permitted to use or possess any intoxicants or drugs on Company Property or to be under the influence of any intoxicants or drugs while on the job. ANY EMPLOYEE FOUND INTOXICATED OR UNDER THE INFLUENCE OF DRUGS WHILE ON DUTY SHALL BE TERMINATED IMMEDIATELY.

         31. TOOLS, EQUIPMENT, MACHINERY AND WORK AREAS ARE TO BE MAINTAINED IN A CLEAN AND SAFE MANNER.

         32. NAILS ARE TO BE IMMEDIATELY REMOVED FROM DISASSEMBLED LUMBER as the lumber is disassembled.



                                    4 of 10

         33. NO EMPLOYEE SHALL WORK ON SCAFFOLDING HIGHER THAN TEN FEET WITHOUT PROPER GUARD RAILS, TOE BOARDS AND PROPER FLOORING except when proper precautions, such as lifelines with harnesses, barricades, etc., have otherwise been made. Scaffold platforms should be at least forty-eight inches (48") wide when possible. All scaffolding is to be cross braced on both sides at every stage. All scaffold structure and brace members are to be straight and without defects.

         34. UNSTABLE OBJECTS such as barrels, boxes, loose bricks or concrete blocks SHALL NOT BE USED TO SUPPORT SCAFFOLDING OR PLANKS.

         35. EXPLOSIVES AND DETONATORS ARE TO BE HANDLED BY AUTHORIZED EMPLOYEES. Special precautions are necessary and only experienced personnel are to be utilized.

         36.      GOOD HOUSEKEEPING practices ARE REQUIRED OF ALL EMPLOYEES.

         37. COMMON SENSE, HEALTH AND SANITATION RULES MUST BE OBSERVED for the welfare and consideration of other employees.

         38.      GLASS BOTTLES ARE NOT PERMITTED on the job site.

         39. ALL EMPLOYEES ARE REQUIRED TO REMAIN ON THE SITE DURING WORKING HOURS. No employees are permitted to leave the Site except to pursue company business.

         40. ANY QUESTIONS REGARDING SAFETY OR SAFETY EQUIPMENT SHOULD BE DIRECTED TO SUPERVISION.

         41. WILLFUL VIOLATION of these or other Safety Rules of the Project will be CAUSE FOR DISMISSAL.




                                    5 of 10

                     TERREMARK TECHNOLOGY CONTRACTORS. INC.

                                     POLICY
                            ILLEGAL DRUGS, SUBSTANCES
                              AND PROHIBITED ITEMS

To help insure a safe, Healthy, Efficient and Productive working Environment, Terremark Technology Contractors, Inc., has adopted a policy to prohibit the use, possession, sale, distribution, concealment and transportation of any prohibited item and substance on Company Property as defined in the attached Drug, Alcohol and Other Prohibited items Policy. The Policy enforcement program involves reasonable searches of all persons, their personal effects, including vehicles, while working or present on Company Property. These searches may include the use of scent-trained dogs and taking of urine and/or blood samples for drug testing and analysis.

A copy of said Policy is attached and sets forth "Company Premises" and "Company Property". Items and substances which are prohibited and are covered by said Policy, penalties for violation of said Policy, involvement of law enforcement authorities, and the responsibilities of your employees while on Company Property.

As a Subcontractor/Supplier Employer, you will be immediately notified of refusal by any of your employees to consent to a search or an urine and/or blood screening test, or to cooperate fully with this Policy. Should any of your employees be found in violation of this Policy, they will be subject to immediate removal from Company property. Violation of this Policy by your employees may also cause cancellation of the Contract between the Company, and may result in your losing the right to do business with the Company.

Attached is a Subcontractor/Supplier Employee Acknowledgement Form to be signed and returned by all Employees. Subcontractors/Suppliers are to control this item. You should inform your employees that this Policy is in effect. New employees should be informed of this Policy at time of hire.

POLICY

In order to assist in maintaining a Safe, Healthy Working Environment for all Employees, to protect Company Property and assets, and to insure efficient operations, Company has established a policy regarding illegal drugs, substances and prohibited items.

COMPANY PROPERTY/PREMISES

For purposes of this Policy, the terms "Company Property" or "Company Premises" are used in their broadest sense and include all property, facilities, land, offices, living quarters, buildings, structures, fixtures, installations, trailers, equipment, boats, vessels, barges, aircraft, automobiles, trucks, all other vehicles, and parking areas, whether owned, leased, used or under the control and scope of Company Employment.



                                    6 of 10

PROHIBITED ITEMS

The use of, possession, promotion or sale of the following items or substances are strictly prohibited and are grounds for dismissal:

         1.       Illegal Drugs and/or Controlled Substances

         2.       Unauthorized Alcoholic Beverages

         3.       Firearms, Weapons, Explosives and Munitions

         4.       Unauthorized Prescription Drugs

PRESCRIPTION DRUGS MAY BE TAKEN UNDER THE FOLLOWING CONDITIONS:

         1. Employees must inform their Supervisor immediately upon arrival at the Project Site and prior to using Prescribed Drugs on the job.

         2.       Each Vial shall be in the Employee's Name.

         3. Each Prescription shall be no older than one (1) year of the date issued.

The company reserves the right to have its Company Physician determine if a Prescription Drug or Medication produces hazardous effects and may restrict the use of the Prescribed Drug or Medication accordingly. This may also include restricting the Employee's Work Activity.

SEARCHES AND INSPECTIONS

Terremark Technology Contractors, Inc., reserves the right, at all times, to have Company Supervisors or authorized Search and Inspection Specialists conduct searches and inspections of employees, Subcontractors' employees, otheir person, clothing, vehicle, tool boxes and possessions, for the purpose of possessions, use, or concealment of any of the items and/or substances prohibited by this Policy.

The Company Supervisor has the right to conduct on-the-spot- search and inspection of employees and their personal effects as described above if he has a "Reasonable Suspicion" that employees are in direct violation of any part of this Policy.

All searches and inspections conducted by outside authorized specialists will be in the presence of Company Supervision.

Searches, inspections and testing may be conducted from time to time without prior announcement. Searches will be performed with concern for personal privacy of each employee.

No employee search, urine drug screen or inspection will be conducted without written consent; however, employees who refuse to submit to a search, urine drug screen, blood or plasma sampling, inspection, or is found in possession, use or transportation of any illegal substance, contraband, company property, or any of the above mentioned drugs and unauthorized items, will be considered in violation of this Policy.



                                    7 of 10

Illegal substances, drugs, and unauthorized items discovered through searches and inspections may result in the proper law enforcement authorities being advised in this regard.

TESTING

Urine drug screen test or blood and plasma tests shall be conducted under the following circumstances:

         1.       Pre-employment examinations

         2.       Compliance with Contractual Agreements

         3. When an employee's Supervisor has a reasonable suspicion* that an employee is intoxicated, using or under the influence** of drugs and alcohol

         4. Part of an overall search and inspection of an employee's or other person's work area or location of employment (announced or unannounced)

         5. Whenever an employee has caused, contributed to, or has been involved in an accident or near miss while at work.

PENALTIES FOR VIOLATING POLICY

Any employee found using, possessing, selling, distributing, concealing or transporting any of these items or substances prohibited by this Policy or who refuses to submit to a search, urine and/or blood analysis, or other detection procedure will be considered in violation of this Policy, will be removed from Company Property and will be discharged from employment.

Any employee who, as a result of drug testing and screening, is found to have detectable levels or identifiable trace quantities of a Prohibited Drug or Substance in his or her system, regardless of when or where the Drug or Substance entered that person" system, will be considered in violation of this Policy, and will be removed from Company Property, and will be discharged from employment.

All Subcontractor and Supplier Personnel and other third parties on Company Property will be subject to this Policy. Any such individual found in violation of this Policy, or who refuses to submit to a research, urine and/or blood analysis, or other detection procedure will be considered in violation of this policy, and will be removed from the Company Property. Violation of this Policy by Subcontractor or Supplier losing the right to do business with the Company.

FOR THE PURPOSES OF THIS POLICY:

* "Reasonable Suspicion" is a belief based on objective and articulable facts sufficient to lead a prudent Supervisor to suspect that the employee, or other person, is using a Prohibited Drug, Alcohol or Substance.

** "Under the Influence" is the presence of an illegal or Prohibited Drug, Alcohol, or Substance found in the body fluids at levels of detection above the lowest cut-off level as established by the analytical methods used by the



                                    8 of 10
testing laboratory. Also, it means that the employee, or other individual, is affected by a Drug, Alcohol or Prohibited Substance, either singularly or in combination, in any detectable manner. The symptoms of influence are not confined to those consistent with misbehavior, nor to obvious impairment of physical or mental ability, such as slurred speech or difficulty in maintaining balance.

                        OSHA 1926.59 HAZARD COMMUNICATION

The OSHA Hazard Communication Standard requires each employer (Note: each Contractor/Subcontractor is considered an employer) to:

         1. Develop, implement and maintain a written Hazard Communication Program for each Work Site. The Written Program must include a Chemical Inventory List and establish the methods to provide information to their employees on the following:

                  a.       Labels and Forms of Warning

                  b.       Employee Information and Training

                  c.       Hazards associated with Non-routine Tasks

                  d.       Material Safety Data Sheets (MSDS)

                  e.       The Requirements of the Hazard Communication Program

         2.       Multi-employer Workplaces:

                  a. Establish a method to communicate with other employers to provide the other employers with a copy of their Material Safety Data Sheets.

In order to assist you in complying with the OSHA 1926.59 Hazard Communication Standard, please be advised sample programs may be obtained from the following:

         1.       The Associated General Contractors (AGC)

         2.       The Associated Building Contractors (ABC)

         3.       The American Subcontractors Association

         4.       Any OSHA Area Office

Please be advised that Terremark Technology Contractors, Inc. has a Hazard Communication Program which meets the OSHA 1926.59 Hazard Communication Standard, and is available for your review and maintained at the Job Site by Terremark Technology Contractors, Inc. Project Safety Representative.

IN ORDER TO FURTHER ASSIST YOU IN COMPLYING WITH THE 1926.59 HAZARD COMMUNICATION STANDARD, PLEASE FORWARD COPIES OF THE MSDS FOR EACH HAZARDOUS CHEMICAL IN YOUR USE TO TERREMARK TECHNOLOGY CONTRACTORS, INC. PROJECT SAFETY REPRESENTATIVE TO ESTABLISH A DIRECTORY FOR EACH HAZARDOUS CHEMICAL THAT THE OTHER EMPLOYER(S) EMPLOYEE(S) MAY BE EXPOSED TO WHILE WORKING ON THIS PROJECT.




                                    9 of 10

         To:
                  ------------------------------------------------


  ACKNOWLEDGMENT OF SAFETY POLICY ON DRUGS. ALCOHOL AND OTHER PROHIBITED ITEMS

         1.       I am familiar with the Safety Guidelines for my trade.

         2. I have received, read and understand the Terremark Technology Contractors, Inc.'s Safety Policy on Drugs, Alcohol and Prohibited items.

         3. I have been advised and understand that failure to comply with Safety Regulations of Federal, State and Local Government and the Terremark Technology Contractors Inc.'s policy on Drugs, Alcohol and Prohibited items could result in dismissal from this Project. Any willful or deliberate violation of Safety Regulations or Company Policies will be automatic dismissal from this Project.

         4. I understand all of the Requirements asked of me and was given an opportunity to ask any questions.

I understand that Terremark Technology Contractors, Inc.'s intent in establishing rigid Safety Regulations and a Safety Policy on Drugs, Alcohol and other Prohibited Items is necessary to ensure s Safe, Healthy and Productive work environment for employees and others on Company Property, to protect Company Property and assets, to assure efficient operations, and is in no way meant to be used in a discriminatory capacity. I further indicate by my signature below that I fully understand all that is expected of me with regard to Safety and agree to abide by all of Terremark Technology Contractor's Inc.'s Policies and all other applicable Safety Rules while on this Project.

A machine copy of this Authorization and Release shall have the same force and effect as the original.

-----------------------------                       ---------------------------
Signature                                           Witness

-----------------------------                       ---------------------------
Printed Name                                        Date



                                    10 of 10